EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Dolphin Entertainment, Inc.

Coral Gables, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 17, 2017, relating to the consolidated financial statements of Dolphin Entertainment, Inc. (formerly Dolphin Digital Media, Inc.), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Miami, Florida

February 2, 2018	Certified Public Accountants